ORANGE-CO, INC.
                                2020  Highway 17 South
                                    P. O. Box 2158
                                Bartow, Florida 33830
                   ________________________________________________

                            ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD FEBRUARY 23, 1995
                   ________________________________________________


                                   PROXY STATEMENT


                                     SOLICITATION



               The Board of Directors of Orange-co, Inc. ("the Company") hereby solicits proxies to be used at the Annual Meeting of Stockholders of the Company to be held at Citrus and Chemical Bank, 600 North Broadway, Bartow, Florida on February 23, 1995 at 10:00 A.M. local time and at any and all adjournments thereof, and this proxy statement is furnished in connection therewith. A proxy may be revoked at any time prior to the exercise thereof by giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting, by duly executing a subsequent proxy relating to the same number of shares or by attending the Annual Meeting and voting in person. In addition to the use of the mails, Directors, Officers, and regular employees may, without additional compensation, solicit proxies in person or by telephone, personal interview, mail, or telegraph. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's common stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of solicitation of proxies will be borne by the Company.

               It is anticipated that this proxy statement and accompanying notice, proxy card and the Company's Annual Report will first be sent to the stockholders of the Company on or about January 17, 1995.


                                  VOTING SECURITIES

               The Company has only one class of voting securities outstanding, its Common Stock, $.50 par value per share, of which 10,298,475 shares were outstanding as of January 6, 1995. Each share entitles the holder thereof to one vote. Only stockholders of record at the close of business on January 6, 1995 will be entitled to vote at the meeting or any and all adjournments thereof.



          Securities Ownership of Certain Beneficial Owners

               The following table sets forth information as of January 6, 1995, regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock.

            Name and Address of        Amount and Nature of        Percent of
            Beneficial Owner           Beneficial Ownership          Class
            Ben Hill Griffin, Inc.         5,105,160(1)              49.57
            700 S. Alternate Hwy. 27
            Frostproof, Florida 33843

<F1>
          (1) Does not include 260,100 shares beneficially owned by Ben Hill Griffin, III. Mr. Ben Hill Griffin, III, Chairman and Chief Executive Officer of the Company, beneficial owner of the majority of the voting stock of Ben Hill Griffin, Inc., may be considered to be the indirect beneficial owner of the Company Common Stock owned by Ben Hill Griffin, Inc. by virtue of his power to direct the voting and disposition of the shares owned by Ben Hill Griffin, Inc.


                          NOMINEES FOR ELECTION AS DIRECTORS

               At the Annual Meeting nine Directors will be elected to hold office for the ensuing year or until their respective successors are duly elected and qualified. Unless authority is withheld on the attached form of proxy card, such proxy will be voted FOR the election of the nominees set forth below to serve as such Directors. Each of the nine nominees is presently a member of the Board of Directors, has consented to being named in this proxy statement and has notified management that they intend to serve, if elected. If any of the nominees should be unable to serve as a Director, the persons designated by proxies reserve full discretion to cast their votes for another person in his place.


               The Board of Directors recommends that Stockholders vote "FOR" the proposal to elect the nine nominees listed on pages 3 and 4 as Directors of the Company.


                                         2

               The information set forth below as to age, shareholdings, and business experience for the past five years, including principal occupation or employment, has been furnished by each nominee, all of which currently serve as directors:

                                                        Shares
                             Position, Principal     Beneficially
 Name and Age                Occupations and Other   Owned as of       Percent
                             Directorships           January 6, 1995   of Class
 Ben Hill Griffin III,    Director, Chairman of the       260,100 (1)    2.4
 52 (2)                   Board and Chief Executive
                          Officer of the Company since
                          May 28, 1992. Chairman of the
                          Board, President and Chief
                          Executive Officer of Ben Hill
                          Griffin Inc., (citrus
                          production, harvesting and
                          packing, fertilizer
                          manufacturing and ranching).
                          Director, Chairman of the
                          Board, President and Chief
                          Executive Officer of Alico,
                          Inc., (a publicly-owned
                          agribusiness company).
                          Director of Sun Bank, N.A.

 John R. Alexander,       Director, Senior Vice             1,116        *
 58 (2)                   President and Secretary of the
                          Company since May 28, 1992.
                          Director, Vice President and
                          Secretary of Ben Hill Griffin,
                          Inc.  Director of Farm Credit
                          of Southwest Florida.

 Richard A. Coonrod,      Director of the Company since     1,000        *
 63                       February 1990.  President and
                          Chief Executive Officer of
                          Coonrod Agriproduction
                          Corporation (food and
                          agribusiness). General Partner
                          of The Food Fund (investment
                          partnership).

 Paul E. Coury, MD,       Director of the Company since     1,000        *
 70                       December 15, 1992.
                          Occupational physician.

 George W. Harris, Jr.,   Director of the Company since     1,000        *
 60 (2)                   December 15, 1992. Chairman of
                          the Board and Chief Executive
                          Officer of Citrus and Chemical
                          Bank.

 W. Bernard Lester,       Director of the Company since     1,400        *
 55                       May 28, 1992. Director,
                          Executive Vice President and
                          Chief Operating Officer of
                          Alico Inc. (agribusiness). (4)

 Gene Mooney,             Director of the Company since       270         *
 51                       October 14, 1993. President
                          and Chief Operating Officer of
                          the Company since November 13,
                          1992.


                                       3


 C. B. Myers, Jr.,        Director of the Company since      6,500        *
 73 (3)                   May 28, 1992.  Practicing
                          attorney and President of
                          Peterson, Myers, Craig, Crews,
                          Brandon & Puterbaugh, P.A.

 Thomas H. Taylor, Sr.    Director of the Company since      1,000        *
 59                       May 28, 1992.   Chairman of
                          the Board and Chief Executive
                          Officer of Taylor Ranch, Inc.
                          (agribusiness).

 *  Less than one percent.
<F1>
 (1) Does not include 5,105,160 shares owned by Ben Hill Griffin, Inc. over which Mr. Griffin has the power to direct its voting and disposition by reason of his position as a director and Chief Executive Officer; includes 10,100 shares owned by Mr. Griffin's children.
<F2>
 (2)  Messrs. Griffin, Harris and Alexander are brothers-in-law.
<F3>
 (3) Mr. Myers and other members of Peterson, Myers, Craig, Crews, Brandon & Puterbaugh, P.A. provided legal services to the Company during fiscal 1994 and continue to provide such services as of the date of this proxy.
<F4>
 (4)  49.71% of the common stock of Alico, Inc. is owned by Ben
      Hill Griffin, Inc.

 Directors' Compensation

               Directors of the Company are paid $1,000 for each Board meeting and separately scheduled committee meeting attended. Out-of-pocket expenses related to their attendance at such meetings are reimbursed by the Company.

 Further Information Concerning the Board of Directors

             The Board of Directors conducts its business through meetings of the Board and through its standing Committees. In accordance with the By-laws of the Company, the Board of Directors currently has an Executive, an Audit, and a Compensation Committee established as standing committees of the Board. The Board of Directors held 7 meetings during fiscal 1994. Each Director attended at least 75 percent of the total number of meetings of the Board of Directors and the Committees on which they serve.

             The Executive Committee, which exercises, to the extent permitted by Florida Law, all the powers of the Board of Directors during intervals between Board meetings, consists of Ben Hill Griffin, III, W. Bernard Lester and John R. Alexander. The Executive Committee met 20 times during fiscal 1994.

                                      4


             The Audit Committee, which is composed of C. B. Myers, Jr., Thomas H. Taylor, Sr. and Richard A. Coonrod, has authority to recommend to the Board of Directors the independent public accountants to serve as auditors, review with the independent auditors the annual audit plan, the financial statements, the auditor's report and their evaluation and recommendations concerning the Company's internal controls and approve the types of professional services for which the Company may retain the independent auditors. The Audit Committee held 1 meeting during fiscal 1994.

               The Compensation Committee reviews the compensation of the executive officers of the Company and makes recommendations to the Board of Directors regarding such compensation. It also administers the Company stock option plans described herein in accordance with their terms. The members of the Compensation Committee are C. B. Myers, Jr., Thomas H. Taylor, Sr. and Paul E. Coury. The Compensation Committee held 2 meetings during fiscal 1994.

                                  EXECUTIVE OFFICERS

               The Executive Officers shown below currently serve in the capacities indicated. Executive Officers are normally appointed by the Board of Directors and serve at the pleasure of the Board.

                                 Position, Principal Occupations
 Name and Age                    and Other Directorships
 Ben Hill Griffin, III, 52     Chairman of the Board and Chief
                               Executive Officer and a Director of
                               the Company since May 1992.  Since
                               1990, Mr. Griffin has served as
                               Chairman of the Board, President
                               and Chief Executive Officer of Ben
                               Hill Griffin, Inc. ("BHGI"), a
                               privately held agribusiness
                               involved in the production,
                               harvesting, packing and marketing
                               of citrus products.  Prior to 1990,
                               Mr. Griffin served for several
                               years as Vice Chairman and Senior
                               Vice President of BHGI.  Also since
                               1990, Mr. Griffin has served as
                               Chairman of the Board of Alico,
                               Inc. ("Alico"), a publicly-owned
                               agribusiness company.  Mr. Griffin
                               has also been President and Chief
                               Executive Officer of Alico since
                               1988.  Prior to 1988, Mr. Griffin
                               was a Vice President of that
                               company for ten years.


 Eugene C. Mooney, 51          President and Chief Operating
                               Officer of the Company since
                               November 1992; Director of the
                               Company since October 1993.  Mr.
                               Mooney previously served as General
                               Manager (in transition) of Winter
                               Garden Citrus Products Cooperative
                               from April 1992 to November 1992.
                               Mr. Mooney served as Vice President
                               of Operations and Sales for Silver
                               Springs Citrus Cooperative, Inc.
                               from November 1989 to April 1992.
                               Mr. Mooney served as Executive Vice
                               President of L. D. Plante, Inc.
                               from 1985 to November 1989.


 John R. Alexander, 58         Senior Vice President, Secretary and
                               a Director of the Company since May
                               1992. For over five years, Mr.
                               Alexander has served as Director,
                               Vice President and Secretary of
                               Ben Hill Griffin, Inc.


                                        5

 Dale A. Bruwelheide, 45       Vice President, Chief Financial
                               Officer, Treasurer and Assistant
                               Secretary of the Company since
                               December 1991. Mr. Bruwelheide
                               previously served as Vice President
                               and Controller of the Company from
                               May 1991 to December 1991.  Mr.
                               Bruwelheide also served as
                               Assistant Secretary and Controller
                               of the Company from January 1991 to
                               May 1991.  Mr. Bruwelheide
                               previously held the position of
                               Vice President of Finance with
                               Ewell Industries, Inc. for over
                               five years.


 Conrad L. Williams, 64        Vice President of Sales and
                               Marketing since March 1991 for
                               Orange-co of Florida, Inc. ("OCF"),
                               a wholly-owned subsidiary of the
                               Company.  Mr. Williams previously
                               served as Director of Sales for OCF
                               since August 1987.

 Stock ownership of executive officers, exclusive of those named previously, is as follows:

                                                         Shares
                                                         Beneficially
                       Position, Principal Occupations   Owned as of   Percent
 Name and Age          and Other Directorships           1/6/95        of Class
 Dale A. Bruwelheide,   Vice President and Chief            5,100 (1)      *
 45                     Financial Officer

 Conrad L. Williams,    Vice President, Sales and           5,625 (2)      *
 64                     Marketing, of Orange-co of
                        Florida, Inc.

 All Directors and                                        284,111 (3)     2.76
 Executive Officers
 as a group (11
 persons)

  *  Less than one percent.

<F1>
 (1) Consists of options to purchase 5,000 shares which are currently exercisable and 100 shares owned directly by Mr. Bruwelheide.
<F2>
 (2) Consists of options to purchase 5,625 shares which are currently exercisable.
<F3>
 (3) Does not include the beneficial interest which Mr. Griffin, III may have in the shares of the Company Common Stock owned by Ben Hill Griffin, Inc. which total 5,105,160 shares; does include options to purchase shares of the Company's Common Stock which are held by Executive Officers and are exercisable within 60 days.

                                     6


                            COMPENSATION COMMITTEE REPORT

             The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside Directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee has available to it an outside compensation consultant and access to independent compensation data. The Committee thus has access to industry and area compensation information on executives in similar companies, both larger and smaller than the Company.

             The Company's executive compensation program provides an overall level of compensation that is competitive within the Florida citrus industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based on annual long-term Company performance as well as individual performance. The Compensation Committee uses discretion to set executive compensation, including compensation for the Chief Executive Officer, where in its judgement external, internal or individual circumstances warrant, but considering the level of profits achieved, the relative relationship of each executive's contribution to the Company's success and each executive's performance of his assigned responsibilities. Generally, the higher profit achieved by the Company, the greater the bonuses awarded to the Company executives. The Chief Executive Officer's compensation for fiscal 1994 was increased as a result of the increased profit achieved by the Company.

             The Company's executive compensation program is comprised of base salary, annual cash incentive compensation and various benefits, including medical and pension plans generally available to employees of the Company. The amount of perquisites, as determined according to the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10 percent of salary for fiscal 1994. In the Committee's opinion, the Company's executives are properly compensated at the present time when compared with others in similar positions in companies of the same size in the Florida citrus industry.

             No member of the Committee is a former or current Officer or employee of the Company or any of its subsidiaries.

                                     C. B. Myers, Jr., Chairman
                                     Thomas H. Taylor, Sr.
                                     Paul E. Coury, M.D.
                                     Members of the Compensation Committee


             COMPENSATION COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION

             The Compensation Committee is composed of C. B. Myers, Jr., Chairman; Thomas H. Taylor and Dr. Paul E. Coury, M.D. There were no interlocks of executive officers or Board Members of the Compensation or equivalent committee or another entity which has any executive officers serving on the Compensation Committee of the Company. No executive officer of the Company serves as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of the Company. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company.

                                       7

                              SUMMARY COMPENSATION TABLE


                          Annual Compensation        Long-term
                                                     Compensation

Name and Principal                    Other Annual   Options/  All Other
Position            Year Salary Bonus Compensation(6) SARS(#) Compenation (7)
 Chairman of the
 Board & Chief
 Executive Officer

 Ben Hill Griffin,   1994 $100,000 $125,000 $20,917       -          -
 III, (1)            1993  100,000   85,000  19,600       -          -
                     1992  100,000   40,000   2,360       -          -

 Former Chief
 Executive Officers

 Robert A. Peiser    1994     -        -       -          -          -
 (2)                 1993   26,538     -        500       -          -
 President & CEO     1992  192,724  101,719   7,838       -      $300,000

 Rolland G. Divin    1994     -        -       -          -          -
 (3) CEO             1993     -        -       -          -          -
                     1992     -        -       -          -       215,347

 Executive Officers

 Gene Mooney (4)     1994  135,000   47,500  38,760       -          -
 President & Chief   1993  125,000   30,000  10,882       -          -
 Operating Officer   1992     -        -       -          -          -

 John R. Alexander   1994   90,000   37,500  42,744       -          -
 (5)                 1993   80,417   35,000  21,481       -          -
 Senior Vice         1992   80,000   30,000   4,254       -          -
 President &
 Secretary

 Dale A. Bruwelheide 1994   83,500   30,000  20,352       -          -
 Vice President &    1993   80,000   20,000  12,698       -          -
 Chief Financial     1992   79,128   22,187  12,889       -          -
 Officer

 Conrad L. Williams  1994   86,297   22,000  12,693       -          -
 Vice President of   1993   82,680   20,670  13,434       -          -
 Sales & Marketing   1992   84,626   22,187  12,281       -          -

 Former Executive
 Officers

 Carl J. Deimling    1994     -        -       -          -          -
 Senior Vice         1993   10,044     -        153       -       125,000
 President           1992  127,917   61,537   8,783       -          -
 Processing
 Operations

 Erroll L. Fielding  1994     -        -       -          -          -
 Senior Vice         1993    6,690     -         53       -       100,000
 President           1992  102,179   51,188   8,669       -          -
 Grove Operations

                                     8

<F1>
 (1) Ben Hill Griffin, III became Chairman of the Board of
     Directors and Chief Executive Officer of the Company in May 1992 when Ben Hill Griffin, Inc. and an affiliate purchased 52.3% of Orange-co, Inc.'s stock from Stoneridge Resources, Inc. The $100,000 in 1992 represents his annual salary, only $33,718 of which was paid in fiscal 1992 due to the fact that he served in the position only part of the year.
<F2>
 (2) Robert A. Peiser served as President and Chief Executive
     Officer from December 1991 until May 1992 when he became President and Chief Operating Officer until his departure in November 1992. Mr. Peiser previously served as President and Chief Operating Officer from August 1991 to December 1991 and as Chief Operating Officer from April 1991 to August 1991. Mr. Peiser also served the Company as Senior Vice President from February 1990 to August 1991 and Treasurer and Chief Financial Officer from December 1989 to August 1991.
<F3>
 (3) Rolland G. Divin served the Company as Chief Executive
     Officer from April 1989 until his resignation in April 1991.
<F4>
 (4) Gene Mooney joined the Company in November 1992 as President and Chief Operating Officer. In October 1993 Mr. Mooney was elected to serve as a director of the Company. The $125,000 annual salary represents his annual salary of which $110,883 was paid in fiscal 1993 due to the fact that he served in this position only part of the year. Mr. Mooney's compensation also includes $3,000 in 1993 for living expenses.
<F5>
 (5) John R. Alexander joined the Company in June 1992 as Senior
     Vice President and Secretary. The $80,000 represents his annual salary, only $26,974 of which was paid in fiscal 1992 due to the fact that he served in the position only part of the year.
<F6>
 (6) Other compensation amounts generally include Company contributions to the named executives' Deferred Compensation Plan, Management Security Plan, Profit Sharing Plan, Director fees, accrued amounts for automobile allowances and dues.
<F7>
 (7) Amounts represent severance payments made or accrued in accordance with severance agreements between the named employed individuals and the Company.

                    AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1994
                         AND FY-END 1994 OPTION/SAR VALUES(1)

                                                    Number of
                                                    Unexercised  Dollar Value
                                                    Options      of Unexercised
                              Shares                at Fiscal    in-the-Money
                              Acquired    Value     Year End     Options at
                              on Exercise Realized  1994         Fiscal Year
 Name                         (#)         ($)       (#) (2)      End 1994 ($)
 Ben Hill Griffin, III        -0-          -0-         -0-          -0-

 Dale A. Bruwelheide          -0-          -0-        5,000         -0-

 Conrad L. Williams           -0-          -0-        5,625         -0-

<F1>
(1)   The Company does not have a stock appreciation rights plan.
<F2>
(2) All options listed were exercisable as of September 30, 1994. There were no options held by the named persons which were not exercisable as of September 30, 1994.


                                    9


 Contingent Compensation

             The Company maintains seven compensation plans under which the Executive Officers and key employees of the Company and its participating subsidiaries and affiliates are eligible for benefits.

             Company Stock Option Plans. The Company maintains two stock options plans, both of which have been approved by the Company's shareholders. The Company's Compensation Committee (the "Committee"), which is composed entirely of persons who are not eligible to participate in these plans, administers these plans and has discretion to select key employees to whom options will be granted and the number of shares subject to each option. Generally, options will be granted to an employee based upon the Committee's assessment of the employee's ability to contribute materially to the growth and development of the Company.

               Under the 1984 Incentive Stock Option Plan (the "1984 ISO Plan"), the Committee granted only incentive stock options. The exercise price of options issued under the 1984 ISO Plan was equal to the fair market value of the Company's Common Stock on the date of grant, except that options issued under the 1984 ISO Plan as incentive stock options to persons possessing more than 10% of the voting power of the Company, its parent or subsidiaries had an exercise price equal to 110% of the fair market value of the Common Stock on the date of grant. This Plan expired in November 1994 and no further options can be granted pursuant to the Plan.

               The following table contains information regarding the shares of Common Stock reserved under the Company's stock option plans, the year each stock option plan terminates and the maximum term of options granted thereunder.

                                         Plan            Maximum
                    Shares Reserved      Termination     Term
Plan                for Issuance         Date            of Option
 1987 Plan          750,000              1997            10 years(1)(2)

 1984 ISO Plan       75,000              1994            10 years(1)

<F1>

(1) 5 years for incentive stock options if the option holder owns more than 10% of the voting power of the Company, its parent or subsidiaries.
<F2>
(2)  10 years and 1 day for non-qualified stock options.


             Under the Company's 1987 Employee Stock Option Plan (the
          "1987 Plan"), the Committee may grant options that are incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options that do not meet the requirements of incentive stock options. Under the 1987 Plan, options generally become exercisable to the extent of 33 1/3% of the subject shares in each year beginning one year after the date of grant, subject to such other terms as the Committee may determine, but no option may be exercisable prior to one year from the date it is granted. However, all outstanding options granted under the 1987 Plan became immediately exercisable pursuant to its terms when Ben Hill Griffin, Inc. and an affiliate acquired beneficial ownership of more than 50% of the Company's then outstanding voting securities on May 28, 1992. Options granted to Mr. Randon A. Samelson, former Chairman and Chief Executive Officer of the Company, for 350,000 shares at

                                          10


          exercise prices of ranging between $9.00 and $10.00 per share became immediately exercisable upon the occurrence of the termination of his employment with both the Company and Stoneridge and may be exercised for a term of five years from the date of such occurrence. Mr. Samelson terminated his employment with the Company during fiscal 1990 and with Stoneridge in August 1991. Under the 1984 ISO Plan, up to 40% of the shares subject to an option may be purchased on the initial date of grant and an additional 20% of the total option grant becomes exercisable each year thereafter. Payment for shares to be acquired upon exercise of options granted under the Company's stock option plans may be made in cash or, at the discretion of the Committee, by surrender of previously owned shares of Common Stock, which will be valued for such purposes at the average of the highest and lowest selling price on the New York Stock
          Exchange on the date of exercise. Under the 1984 ISO Plan, payment may also be made by giving a promissory note at the discretion of the Company's Board. During fiscal 1994, no options to purchase shares of Common Stock were awarded to the Company's Executive Officers under either Plan and no options were exercised by current Executive Officers under either Plan during fiscal 1994.

             401(k) Plan. The Company has a Salary Deferral Plan which meets the qualifications of Section 401(k) of the Code (the "401(k) Plan"). Employees may elect to participate beginning on the first calendar quarter following date of employment or the first of any subsequent calendar quarter and are eligible to make tax-deferred contributions of up to the lesser of 15% of annual compensation or that which is allowed under the Code (indexed annually). The Company will match, in accordance with rates to be established annually by the Board of Directors, those contributions made by participants who are employed by the Company on the last day of the Plan Year. Under certain circumstances, if the 401(k) Plan is considered "top-heavy" under applicable provisions of the Code, the Company may be required to make a contribution to "non-key" employees and the amount of compensation taken into account for key employees may be limited. Contributions by the Company vest immediately. Withdrawals from tax-deferred and employer contribution accounts can generally be made only after reaching certain qualifications allowed under the Code. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1994 are reflected in the table under "Executive Compensation". The Company formerly maintained an Employee Stock Ownership Plan ("ESOP") qualified under Section 401(a) of the Code. Effective January 1, 1991, the ESOP was consolidated into the Company 401(k) Plan and all shares of Common Stock held in the ESOP were transferred to the 401(k) Plan. All ESOP participants became participants of the 401(k) Plan. Upon termination, each former participant of the ESOP will be entitled to receive all of his distribution in shares of Common Stock equal to the number of shares the participant held in the ESOP at the time of consolidation. The Company 401(k) Plan previously contained a profit sharing provision. Effective January 1, 1993, the 401(k) Plan was amended to provide that no further employer discretionary contribution would be made to the 401(k) Plan and a separate Profit Sharing Plan was adopted.

             Profit Sharing Plan. Effective January 1, 1993, the Company established a Profit Sharing Retirement Plan which meets the qualifications of Section 401(c) of the Code (Profit Sharing
          Plan). All employees begin participation on the later of January 1, 1993 or date of employment. Vesting is governed by seven year graduated vesting including credit for continuous service with the Company prior to the effective date. Participants' accounts will fully vest upon death, disability or attainment of retirement age. Withdrawals may be made upon the occurrence of death, total disability or retiring at age 65. The Company's discretionary contribution is determined annually and is allocated among eligible participants' accounts in the proportion that each participant's compensation bears to the total compensation of all eligible employees during the year. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1994 are reflected in the table under "Executive Compensation".


                                       11


             Deferred Compensation Plan. Because the Company's Executive Officers are effectively precluded from meaningful participation in the Company's 401(k) Plan, the Company has established a non-qualified, unfunded plan to permit Executive Officers to defer receipt of a percentage of pre-tax annual compensation. The Deferred Compensation Plan is administered by the Compensation Committee, which selects, from senior management, top executive and highly compensated employees, those employees who will participate in the Deferred Compensation Plan. Contributions are invested in specially designed insurance contracts, of which the Company is owner and beneficiary. Participants are guaranteed a rate of return no less than the Moody's Seasoned Long Term Bond Index. The Company will match 50% of an employee's contribution, up to a maximum match of 2% of annual compensation. In the event of the death of an employee, a participant's beneficiary is entitled to the greater of five times the amount deferred in the participant's initial year or the total amount credited to the participant's account. Benefits are paid in ten consecutive annual installments, or can be paid in a single lump sum with Committee approval. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1994 are reflected in the table under "Executive Compensation".

             Bonus Plan. The Board of Directors has established a Bonus Plan to reward all executive, management and supervisory personnel for contributions to the operations and profits of the Company. The Plan is discretionary and all bonuses will be awarded only at the discretion of the Board of Directors.


             Group Long-Term Disability Plan. The Company's non-participating group long-term disability insurance plan (the "LTDP") provides reimbursement to disabled employees equal to 60% of their basic monthly earnings, subject to a maximum monthly benefit of $8,000. No payments were made to the Company's current or former Executive Officers under the LTDP during fiscal 1994.

             Management Security Plan. The Company has implemented a non-qualified deferred benefit retirement plan. The Plan covers officers of the Company, as well as certain management and key personnel. The Plan is being funded by the purchase of insurance contracts and is designed to provide a set monthly benefit after the participant reaches age 65. The participants are required to pay a portion of the cost of the Plan and the Company pays the remaining amount. The expense and monthly benefit amount is based on the participants annual salary and age at the date of entry into the Plan. Amounts accrued for the benefit of the Company's Executive Officers during fiscal 1994 are reflected in the table under "Executive Compensation".


                                      12


                               STOCK PERFORMANCE GRAPH

             As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance of the Company with stock performance of a broad equity index such as the S&P 500 Stock Index and either a published industry index or a Company-constructed peer group index.

             The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years, with the cumulative total return on the S&P 500 Index and the S&P Food Stock Index of the same period. (Assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Food Stock Index on September 30, 1989.)

             There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make nor endorse any predictions as to future stock performance.






<F1>
(1) Total return calculations for the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.
<F2>
(2) Total return calculations for the S&P Food Index (consisting of approximately 15 companies) is maintained by Standard & Poor Inc. and reported in "Stocks in the S&P 500". Total return calculations for the S&P Food Index were performed by Standard & Poor's Compustat Services, Inc.

                                 13


                       TRANSACTIONS WITH MANAGEMENT AND OTHERS

             The Company handled 1,841,803 boxes of fruit under a marketing contract during fiscal 1994 for Ben Hill Griffin, Inc., a Company controlled by Ben Hill Griffin, III, the Company's Chairman of the Board and Chief Executive Officer. The continuing marketing contract is equivalent to contracts with other growers and provides for modifications and cancellation by either party by giving notice prior to August first preceding the next fruit season. Under the contract terms, Ben Hill Griffin, Inc.'s fruit is processed and marketed along with fruit from the Company and from other growers. Proceeds from sales of finished products and all by-products, less costs of processing and service fee, are paid to growers on the basis of fruit delivered to the Company. The Company makes advances on sales which will be recovered from the final sales returns. The total amount paid to Ben Hill Griffin, Inc. under the terms of this contract during the year ended September 30, 1994 was $5,393,939. Additionally, the Company paid Ben Hill Griffin, Inc. $1,935,000 for other goods and services, principally the purchase of fertilizer and citrus trees at prices approximating market during fiscal 1994.

                                 INDEPENDENT AUDITORS

             KPMG Peat Marwick LLP was engaged to audit the financial statements of the Company and its subsidiaries for the 1994 fiscal year and is expected to act in such capacity for the 1995 fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will be afforded an opportunity to make a statement at the Meeting if desired, and will be available to respond to appropriate questions. The Board of Directors' selection of KPMG Peat Marwick LLP as auditors will not be placed before the shareholders for ratification.


              OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

             The Company's management knows of no business which may come before the Annual Meeting except that indicated above. However, if other business is brought before the Annual Meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

                          PROPOSALS FOR 1996 ANNUAL MEETING

             Shareholders' proposals intended to be presented at the 1996 Annual Meeting should be sent certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) by August 28, 1995 for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record on the date the proposals are submitted and who continue in such capacity through the 1996 Annual Meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.


                                     By Order of the Board of Directors,


                                     John R. Alexander
                                     -----------------
                                     John R. Alexander
                                     Secretary




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